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                                                                      EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Yonkers Financial Corporation:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-37667 and No. 333-37669) of our report dated November 2, 2001, except for Note 16 which is as of November 13, 2001, relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 Annual Report on Form 10-K of Yonkers Financial Corporation.





New York, New York
December 28, 2001